                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-52902

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 11, 2001)

                                 US$750,000,000
                        THE BEAR STEARNS COMPANIES INC.
                          6.50% GLOBAL NOTES DUE 2006

SET FORTH BELOW IS A SUMMARY OF THE TERMS OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. FOR MORE DETAIL, SEE "DESCRIPTION OF THE NOTES."

-  GLOBAL OFFERING
 We are offering the Notes in the United States and in parts of Europe and Asia where it is legal to offer the Notes.

-  INTEREST
 The Notes have a fixed annual rate of 6.50%, which will be paid every six months on May 1 and November 1.

-  MATURITY
 The Notes will mature on May 1, 2006.

-  RANKING
 The Notes will be our unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

-  REDEMPTION
 The Notes are only redeemable prior to maturity if certain events involving US taxation occur.

-  NO SINKING FUND
 The Notes will not be subject to any sinking fund.

-  BOOK-ENTRY NOTES
 The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company.

-  LISTING
 We will make application to the Financial Services Authority in its capacity as competent authority under the Financial Services Act 1986 for the Notes to be admitted to the official list of the UK Listing Authority and to the London Stock Exchange Limited for such Notes to be admitted to trading on the London Stock Exchange's market for listed securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER NOTE           TOTAL
                                                              --------       -------------
Initial public offering price...............................   99.965%       $749,737,500
Underwriting discount.......................................    0.350%       $  2,625,000
Proceeds, before expenses, to us............................   99.615%       $747,112,500

Bear, Stearns & Co. Inc. is the Global Coordinator for the offering of the Notes. Bear, Stearns International Limited is the International Coordinator for all Notes to be sold to purchasers in Europe. The Underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking, societe anonyme and Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system against payment on or about April 27, 2001.

After this offering is complete, the Underwriters may use this prospectus supplement and the accompanying prospectus in connection with market-making transactions at negotiated prices related to the prevailing market prices at the time of sale. The Underwriters may act as principal or agent in these transactions.

                            BEAR, STEARNS & CO. INC.

                      BEAR, STEARNS INTERNATIONAL LIMITED

BANC ONE CAPITAL MARKETS, INC.                                             FLEET SECURITIES, INC.
JPMORGAN                                                            MELLON FINANCIAL MARKETS, LLC
                               WELLS FARGO BROKERAGE SERVICES, LLC

            The date of this prospectus supplement is April 20, 2001

    OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN CERTAIN JURISDICTIONS. IN PARTICULAR, THERE ARE RESTRICTIONS ON THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFER OR SALE OF THE NOTES IN THE UNITED KINGDOM, AND DETAILS OF THESE RESTRICTIONS ARE SET OUT IN "UNDERWRITING" IN THIS PROSPECTUS SUPPLEMENT. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFER OR SALE OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY NOTES MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY APPLICABLE RESTRICTIONS ON THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFER AND SALE OF THE NOTES.

    WE ACCEPT RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. TO THE BEST OF OUR KNOWLEDGE AND BELIEF (HAVING TAKEN ALL REASONABLE CARE TO ENSURE THAT SUCH IS THE CASE) THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS IN ACCORDANCE WITH THE FACTS AND DOES NOT OMIT ANYTHING LIKELY TO AFFECT THE IMPORT OF THE INFORMATION.

    YOU MUST READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AS ONE ALONG WITH ALL THE DOCUMENTS WHICH ARE DEEMED TO BE INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BY REFERENCE (SEE "WHERE YOU CAN FIND MORE INFORMATION"). THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MUST BE READ AND CONSTRUED ON THE BASIS THAT THE INCORPORATED DOCUMENTS ARE SO INCORPORATED AND FORM PART OF THIS DOCUMENT, EXCEPT AS SPECIFIED IN THIS DOCUMENT.

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

    IN ORDER TO FACILITATE THE OFFERING OF THE NOTES, BEAR STEARNS, IN ITS CAPACITY AS GLOBAL COORDINATOR OF THE OFFERING OF THE NOTES, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL WHICH MIGHT NOT OTHERWISE PREVAIL IN THE OPEN MARKET. SPECIFICALLY, BEAR STEARNS, ON BEHALF OF THE UNDERWRITERS, MAY OVER-ALLOT OR OTHERWISE CREATE A SHORT POSITION IN THE NOTES FOR THE ACCOUNT OF THE UNDERWRITERS BY SELLING MORE NOTES THAN HAVE BEEN SOLD TO THEM BY US. BEAR STEARNS, ON BEHALF OF THE UNDERWRITERS, MAY ELECT TO COVER ANY SUCH SHORT POSITION BY PURCHASING NOTES IN THE OPEN MARKET. IN ADDITION, BEAR STEARNS, ON BEHALF OF THE UNDERWRITERS, MAY STABILIZE OR MAINTAIN THE PRICE OF THE NOTES BY BIDDING FOR OR PURCHASING NOTES IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS, UNDER WHICH SELLING CONCESSIONS ALLOWED TO SYNDICATE MEMBERS OR OTHER BROKER-DEALERS PARTICIPATING IN THE OFFERING ARE RECLAIMED IF NOTES PREVIOUSLY DISTRIBUTED IN THE OFFERING ARE REPURCHASED IN CONNECTION WITH STABILIZATION TRANSACTIONS OR OTHERWISE. THE EFFECT OF THESE TRANSACTIONS MAY BE TO STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. THE IMPOSITION OF A PENALTY BID MAY ALSO AFFECT THE PRICE OF THE NOTES TO THE EXTENT THAT IT DISCOURAGES RESALES OF NOTES. NO REPRESENTATION IS MADE AS TO THE MAGNITUDE OR EFFECT OF ANY SUCH STABILIZATION OR OTHER TRANSACTIONS. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE AND INCORPORATE BY REFERENCE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. ALL STATEMENTS REGARDING OUR EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ALSO INCLUDE REPRESENTATIONS OF OUR EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE ASSOCIATED WITH THE EFFECT OF INTERNATIONAL, NATIONAL AND REGIONAL ECONOMIC CONDITIONS AND THE PERFORMANCE OF OUR PRODUCTS WITHIN THE PREVAILING ECONOMIC ENVIRONMENT. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THOSE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THOSE EXPECTATIONS MAY PROVE TO BE INCORRECT. CAUTIONARY STATEMENTS DESCRIBING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTATIONS ARE DISCLOSED IN THIS PROSPECTUS SUPPLEMENT ALONG WITH THE FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH CAUTIONARY STATEMENTS. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THE DOCUMENT IN WHICH THEY ARE MADE. WE DISCLAIM ANY OBLIGATION OR UNDERTAKING TO PROVIDE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT TO REFLECT ANY CHANGE IN OUR EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH THE FORWARD-LOOKING STATEMENT IS BASED.

                              CERTAIN DEFINITIONS

    Unless otherwise stated in this prospectus supplement:

    - the "Company," "we," "us" and "our" refer to The Bear Stearns Companies Inc. and its subsidiaries;

    - "AMEX" refers to the American Stock Exchange;

    - "Bear Stearns" refers to Bear, Stearns & Co. Inc.;

    - "BSB" refers to Bear Stearns Bank plc;

    - "BSSC" refers to Bear, Stearns Securities Corp.;

    - "BSIL" refers to Bear, Stearns International Limited;

    - "NYSE" refers to the New York Stock Exchange; and

    - "US dollars," "dollars," "US $" and "$" refer to the lawful currency of the United States of America.

    Other capitalized terms that are used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

    Bear Stearns, BSB, BSSC and BSIL are subsidiaries of The Bear Stearns Companies Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048, U.S.A. and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A.

    The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

    The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 1-8989) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering of the Notes are incorporated by reference:

    (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended November 30, 2000;

    (ii) the Quarterly Report on Form 10-Q for the quarter ended February 23, 2001; and

    (iii) the Current Reports on Form 8-K dated December 13, 2000, January 4, 2001, January 11, 2001, February 15, 2001, February 15, 2001, March 21,
       2001 and March 30, 2001.

    We will provide to you without charge, a copy of any or all documents incorporated by reference into this prospectus supplement except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). You may request copies by writing or telephoning us at the Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167, U.S.A.; telephone number (212) 272-2000. In addition, once the Notes are admitted to the Official List of the UK Listing Authority (as defined below), these documents will be available from BSIL in its capacity as listing agent for the Notes at its principal office at One Canada Square, London E14 5AD, England.

                            SUMMARY OF THE OFFERING

ISSUER.................................  The Bear Stearns Companies Inc.

SECURITIES OFFERED.....................  US $750,000,000 aggregate principal amount of 6.50% Global
                                         Notes due 2006.

SPECIFIED CURRENCY.....................  The Notes will be denominated in US dollars and all payments on the Notes will be made in US dollars.

OFFERING PRICE.........................  The Notes are being offered at a price of 99.965% of par.

DATE OF ORIGINAL ISSUANCE (SETTLEMENT
  DATE)................................  April 27, 2001.

MATURITY DATE..........................  May 1, 2006.

INTEREST PAYMENT DATES.................  May 1 and November 1 in each year, beginning November 1,
                                         2001.

RANKING................................  The Notes will be unsecured and will rank equally with all our other unsecured and unsubordinated debt. Because we
                                         are a holding company, the Notes will be effectively
                                         subordinated to the claims of creditors of our
                                         subsidiaries with respect to their assets. At
                                         February 23, 2001:

                                             - we had outstanding (on an unconsolidated basis)
                                               approximately $35.9 billion of debt and other
                                               obligations, including approximately $34.5 billion
                                               of senior debt, none of which is secured; and

                                             - our subsidiaries had outstanding (after
                                              consolidation and eliminations) approximately
                                               $124.5 billion of debt and other obligations
                                               (including $47.3 billion related to securities sold
                                               under repurchase agreements, $46.7 billion related
                                               to payables to customers, $20.9 billion related to
                                               financial instruments sold, but not yet purchased,
                                               and $9.6 billion of other liabilities, including
                                               $4.2 billion of debt).

MANDATORY REDEMPTION OR SINKING FUND...  None.

OPTIONAL REDEMPTION....................  The Notes may only be redeemed prior to maturity if certain events involving US taxation occur. See
                                         "Redemption Upon Certain Tax Events" below.

PAYMENT OF ADDITIONAL AMOUNTS..........  Subject to the various exceptions and limitations set forth in this prospectus supplement, we will pay as
                                         additional interest or, as the case may be, principal on
                                         the Notes all such additional amounts that are necessary
                                         in order that the net payment by us or a paying agent of
                                         the principal of and interest on the Notes to a person
                                         that is not a US Holder (as defined under "Certain US
                                         Federal Income Tax Considerations"), after deduction for
                                         any present or future tax, assessment or governmental
                                         charge of the United States or a political subdivision or
                                         taxing authority of the United States or in the United
                                         States, imposed by withholding with respect to the
                                         payment, will not be less than the amount provided in the
                                         Notes to be then due and payable. See "Description of the
                                         Notes--Payment of Additional Amounts" below.

REDEMPTION UPON CERTAIN TAX EVENTS.....  If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under
                                         those laws) of the United States (or any political
                                         subdivision or taxing authority of the United States or in the United States), or any change in, or amendments to,
                                         the official position regarding the application or
                                         interpretation of these laws, regulations or rulings,
                                         which is announced or becomes effective on or after the
                                         date of this prospectus supplement, we become or will
                                         become obligated to pay additional amounts as described in this prospectus supplement under the heading "Description
                                         of the Notes--Payment of Additional Amounts" below or (b)
                                         any act is taken by a taxing authority of the United
                                         States on or after the date of this prospectus supplement, whether that act is taken with respect to us or any
                                         affiliate, that results in a substantial probability that
                                         we will or may be required to pay such additional amounts, then we may, at our option, redeem, in whole but not in
                                         part, the Notes on any interest payment date on not less
                                         than 30 nor more than 60 days' prior notice, at a
                                         redemption price equal to 100% of their principal amount,
                                         together with interest accrued on the Notes to the date
                                         fixed for redemption; provided that we determine, in our
                                         business judgment, that the obligation to pay such
                                         additional amounts cannot be avoided by the use of
                                         reasonable measures available to us, not including
                                         substitution of the obligor under the Notes. See
                                         "Description of the Notes--Redemption Upon Certain Tax
                                         Events" below.

USE OF PROCEEDS........................  We will use the net proceeds before expenses from the sale of the Notes of approximately $747.1 million for general
                                         corporate purposes. These purposes may include additions
                                         to working capital, the repayment of short-term and
                                         long-term debt and making investments in or extending
                                         credit to our subsidiaries.

BOOK-ENTRY FORM........................  The Notes will be issued only in book-entry form. This means that we will not issue certificates to you. Instead, the Notes will be issued in the form of one or more fully
                                         registered global securities, which will be deposited with a custodian. The Notes will be registered in the name of
                                         Cede & Co., as the nominee for The Depository Trust
                                         Company. You will not receive a definitive note
                                         representing your interest. This form will be referred to
                                         as "book-entry only." You may elect to hold your interests in the global securities through either The Depository
                                         Trust Company ("DTC") (in the United States) or
                                         Clearstream Banking, societe anonyme ("Clearstream") or
                                         Morgan Guaranty Trust Company of New York, Brussels
                                         office, as operator of the Euroclear system ("Euroclear")
                                         (in Europe). Interests will be held on behalf of the
                                         participants of Clearstream and Euroclear on the books of
                                         their respective depositaries. See "Description of Debt
                                         Securities--Global Securities" in the accompanying
                                         prospectus and "Description of the Notes--Book-Entry,
                                         Delivery and Form--Global Clearance and Settlement
                                         Procedures" below.

EVENTS OF DEFAULT......................  See "Description of Debt Securities--Events of Default" in
                                         the accompanying prospectus.

LIMITATION ON LIENS....................  See "Description of Debt Securities--Limitation on Liens"
                                         in the accompanying prospectus.

LISTING................................  We will make application to the Financial Services
                                         Authority in its capacity as competent authority under the
                                         Financial Services Act 1986 (the "UK Listing Authority")
                                         for the Notes to be admitted to the official list of the
                                         UK Listing Authority (the "Official List") and to the
                                         London Stock Exchange Limited (the "London Stock
                                         Exchange") for such Notes to be admitted to trading on the
                                         London Stock Exchange's market for listed securities. We
                                         cannot guarantee that our application will be approved,
                                         and settlement of the Notes is not conditioned on
                                         obtaining the listing.

GOVERNING LAW..........................  New York.

SELLING RESTRICTIONS...................  There are selling restrictions for certain jurisdictions, including the United Kingdom. See "Underwriting" below.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges was 1.3 for the three months ended February 23, 2001 and 1.2 for the fiscal year ended November 30, 2000. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. Fixed charges for purposes of the ratio consist of interest expense and certain other immaterial expenses.

                        THE BEAR STEARNS COMPANIES INC.

    We are a holding company that, through our subsidiaries, principally Bear Stearns, BSSC, BSIL and BSB, is a leading investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. BSSC, a subsidiary of Bear Stearns, provides professional and correspondent clearing services, in addition to clearing and settling our proprietary and customer transactions. Our business includes:

    - market-making and trading in US government, government agency, corporate debt and equity, mortgage-related, asset-backed and municipal securities;

    - trading in options, futures, foreign currencies, interest rate swaps and other derivative products;

    - securities, options and futures brokerage;

    - providing securities clearance services;

    - managing equity and fixed income assets for institutional and individual clients;

    - financing customer activities;

    - securities lending;

    - securities and futures arbitrage;

    - involvement in specialist activity on both the NYSE and the AMEX;

    - underwriting and distributing securities;

    - arranging for the private placement of securities;

    - assisting in mergers, acquisitions, restructurings and leveraged transactions;

    - making principal investments in leveraged acquisitions;

    - engaging in commercial real estate activities;

    - investment management and advisory services; and

    - advisory, fiduciary, custody, agency and securities research services.

    Our business is conducted:

    - from our principal offices in New York City;

    - from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan;

    - from representative offices in Beijing, Buenos Aires, Sao Paulo, Seoul and Shanghai;

    - through international offices in Dublin, Hong Kong, London, Lugano, Singapore and Tokyo; and

    - through joint ventures with other firms in Belgium, Greece and Spain.

    We are incorporated in the State of Delaware. Our principal executive office is located at 245 Park Avenue, New York, New York 10167, USA, and our telephone number is (212) 272-2000. Our internet address is http://www.bearstearns.com.

DIRECTORS OF THE COMPANY

    The following table sets forth certain information concerning the directors of the Company.

                                                                                                          YEAR FIRST
                                                                                                          ELECTED TO
                                                                                                           SERVE AS
                                            AGE                                                           DIRECTOR OF
NAME                             (AS OF JANUARY 22, 2001)    PRINCIPAL OCCUPATION AND DIRECTORSHIPS HELD  THE COMPANY
----                             -------------------------   -------------------------------------------  -----------
James E. Cayne.................             66               President and Chief Executive Officer of        1985
                                                             the Company and Bear Stearns and member of
                                                             the Executive Committee
Carl D. Glickman...............             74               Private Investor; Director, Office Max          1985
                                                             Inc.; Trustee, Lexington Corporate Property
                                                             Trust
Alan C. Greenberg..............             73               Chairman of the Board of the Company and        1985
                                                             Bear Stearns and Chairman of the Executive
                                                             Committee
Donald J. Harrington, C.M......             55               President, St. John's University; Director,     1993
                                                             The Reserve Fund, Reserve Institutional
                                                             Trust, Reserve Tax-Exempt Trust, Reserve
                                                             New York Tax-Exempt Trust and Reserve
                                                             Special Portfolios Trust
William L. Mack................             60               President and Senior Managing Partner, The      1997
                                                             Mack Organization; Founder and Managing
                                                             Partner, The Apollo Real Estate Investment
                                                             Funds; Chairman of the Board of Metropolis
                                                             Realty Trust, Inc. and Mack-Cali Realty
                                                             Corporation; Director, Koger Equity, Inc.,
                                                             Vail Resorts, Inc. and Wyndham
                                                             International, Inc.
Frank T. Nickell...............             53               President and Chief Executive Officer of        1993
                                                             Kelso & Company; Director, Blackrock Inc,
                                                             Earle M. Jorgensen Company and Peebles Inc.
Frederic V. Salerno............             57               Vice Chairman and CFO of Verizon                1992
                                                             Communications; Director, Avnet, Inc.,
                                                             Orion Power Holdings and Viacom, Inc.
Alan D. Schwartz...............             50               Executive Vice President and Head of the        1987(1)
                                                             Investment Banking Group of Bear Stearns;
                                                             Director, Unique Casual Restaurants, Inc.
Warren J. Spector..............             43               Executive Vice President and Head of the        1990(1)
                                                             Fixed Income Group of Bear Stearns

                                                                                                          YEAR FIRST
                                                                                                          ELECTED TO
                                                                                                           SERVE AS
                                            AGE                                                           DIRECTOR OF
NAME                             (AS OF JANUARY 22, 2001)    PRINCIPAL OCCUPATION AND DIRECTORSHIPS HELD  THE COMPANY
----                             -------------------------   -------------------------------------------  -----------
Vincent Tese...................             57               Chairman and Director of Wireless Cable         1994
                                                             International Inc.; Director, Allied Waste
                                                             Industries Inc., Angram, Inc., Bowne & Co.,
                                                             Inc., Xanboo Inc., Cablevision Inc.,
                                                             Mack-Cali Realty Corp., Orion Power
                                                             Holdings, Inc., National Wireless Holdings
                                                             Inc. and Lynch Interactive Corp.
Fred Wilpon....................             64               Chairman of the Board of Directors of           1993
                                                             Sterling Equities, Inc.; Director, Loews
                                                             Corporation; President and Chief Executive
                                                             Officer of the New York Mets

------------------------

(1) Did not serve as director during 1997 and 1998.

    Mr. Cayne has been Chief Executive Officer and President of the Company and Bear Stearns for more than the past five years.

    Mr. Glickman has been a private investor for more than the past five years. Mr. Glickman is also currently Chairman of the Compensation Committee of the Board of Directors of the Company.

    Mr. Greenberg has been Chairman of the Board of the Company for more than the past five years.

    Father Harrington has been the President of St. John's University for more than the past five years.

    Mr. Mack has been President and Senior Managing Partner of The Mack Organization (a national owner, developer and investor in office and industrial buildings and other real estate) and Managing Partner of the Apollo Real Estate Investment Funds for more than the past five years. Mr. Mack is Chairman of the Board of Mack-Cali Realty Corporation (a publicly traded real estate investment trust). Mr. Mack is Chairman of the Board of Metropolis Realty Trust, Inc. (the owner of high rise office buildings).

    Mr. Nickell has been President of Kelso & Company, a privately held merchant banking firm, for more than the past five years. Mr. Nickell was appointed Chief Executive Officer of Kelso & Company in 1998.

    Mr. Salerno is the Vice Chairman and CFO of Verizon Communications (formerly Bell Atlantic Corporation). Prior to June 2000, Mr. Salerno was the Senior Executive Vice President and CFO/ Strategy and Business Development of Bell Atlantic Corporation. Prior to the merger of NYNEX Corp. ("NYNEX") and Bell Atlantic Corporation, Mr. Salerno was the Vice Chairman of the Board of NYNEX for more than five years. Mr. Salerno served as Chairman of the Board of the State University of New York from 1990 to 1996.

    Mr. Schwartz has been an Executive Vice President of Bear Stearns for more than the past five years. Prior to June 30, 1999, Mr. Schwartz was an Executive Vice President of the Company and a member of the Executive Committee for more than the past five years. Mr. Schwartz is responsible for all of the investment banking activities of Bear Stearns.

    Mr. Spector has been an Executive Vice President of Bear Stearns for more than the past five years. Prior to June 30, 1999, Mr. Spector was an Executive Vice President of the Company and a member of the Executive Committee for more than the past five years. Mr. Spector is responsible for all of the fixed income activities of Bear Stearns.

    Mr. Tese has been Chairman of Wireless Cable International Inc. since
April 1995. Mr. Tese was Chairman of Cross Country Wireless Inc. from
October 1994 to July 1995 and was a corporate officer and a general partner of Cross Country Wireless Inc.'s predecessors, Cross Country Wireless Cable--I, L.P. and Cross Country Wireless Cable West, L.P., from 1990 until October 1994. Mr. Tese was the Director of Economic Development for the State of New York from June 1987 to December 1994. Mr. Tese is currently Chairman of the Audit Committee of the Board of Directors of the Company.

    Mr. Wilpon has been Chairman of the Board of Directors of Sterling Equities, Inc., a privately held entity, and certain affiliates thereof, which are primarily real estate development/owner management companies, for more than the past five years. Mr. Wilpon has also been President and Chief Executive Officer of the New York Mets baseball team for more than the past five years.

    There is no family relationship among any of the directors or executive officers.

    All directors hold office until our next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Officers serve at the discretion of the Board of Directors.

    The business address for each director is 245 Park Avenue, New York, New York 10167, USA.

                                USE OF PROCEEDS

    We will use the net proceeds before expenses from the sale of the Notes of approximately $747.1 million for general corporate purposes. These purposes may include additions to working capital, the repayment of short-term and long-term debt and making investments in or extending credit to our subsidiaries.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization as of February 23, 2001 and as adjusted to give effect to the offering of the Notes. It is important that you read the following information along with the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" and "General Information."

                                                                  FEBRUARY 23, 2001
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                              (UNAUDITED, IN THOUSANDS)
Short-Term Borrowings(1)(3):
  Bank Borrowings...........................................  $ 1,901,898   $ 1,901,898
  Commercial Paper..........................................    7,669,291     7,669,291
  Medium-Term Notes.........................................    6,236,083     6,236,083
                                                              -----------   -----------
    Total Short-Term Borrowings.............................  $15,807,272   $15,807,272
                                                              ===========   ===========
Long-Term Borrowings(2)(3):
  Floating Rate Notes due 2001 to 2007......................  $ 4,810,541   $ 4,810,541
  Fixed Rate Senior Notes due 2001 to 2009; interest rates
    ranging from 6.125% to 9.375%...........................    6,965,907     7,715,645
  Medium-Term Notes.........................................    7,870,417     7,870,417
                                                              -----------   -----------
    Total Long-Term Borrowings..............................   19,646,865    20,396,603
                                                              -----------   -----------
Guaranteed Preferred Beneficial Interests in Company
  Subordinated Debt Securities(4)...........................      500,000       500,000
                                                              -----------   -----------
Stockholders' Equity:
  Preferred Stock, $1.00 par value, Series A, E, F and G,
    10,000,000 shares authorized, 6,250,000 shares issued...      800,000       800,000
  Common Stock, $1.00 par value; 200,000,000 shares
    authorized; 184,805,848 shares issued...................      184,806       184,806
Paid-in Capital.............................................    2,585,506     2,585,506
Retained Earnings...........................................    2,733,919     2,733,919
Employee Stock Compensation Plans...........................    1,867,646     1,867,646
Unearned Compensation.......................................     (206,516)     (206,516)
Treasury Stock:
  Adjustable Rate Cumulative Preferred Stock, Series
    A--2,520,750 shares.....................................     (103,421)     (103,421)
  Common Stock--78,222,638 shares...........................   (2,240,535)   (2,240,535)
                                                              -----------   -----------
    Total Stockholders' Equity..............................    5,621,405     5,621,405
                                                              -----------   -----------
Total Long-Term Borrowings, Guaranteed Preferred Beneficial
  Interests in Company Subordinated Debt Securities and
  Stockholders' Equity......................................  $25,768,270   $26,518,008
                                                              ===========   ===========

------------------------

(1) Between February 23, 2001 and April 19, 2001, there was a net decrease in short-term borrowings of approximately $801.5 million.

(2) Between February 23, 2001 and April 19, 2001, the Company issued approximately $529.1 million in long-term borrowings and retired approximately $472.5 million of its long-term borrowings.

(3) By virtue of the nature of our business and that of our subsidiaries, our borrowings, particularly our short-term borrowings, fluctuate from day to day in the ordinary course of business. Except as disclosed in Notes (1) and
    (2), since February 23, 2001, there has been no material change in our consolidated capitalization.

(4) The Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities reflects the preferred securities of Bear Stearns Capital Trust I and Bear Stearns Capital Trust II. Each of the trusts is a wholly-owned subsidiary of the Company and holds certain of our subordinated debentures as its sole asset.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The financial data in the following table for the three months ended February 23, 2001 and February 25, 2000 has been derived from our unaudited consolidated financial statements for those periods. The financial data in the following table for the fiscal year ended November 30, 2000, the five months ended November 26, 1999, and the fiscal years ended June 30, 1999, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements for those periods. See "Where You Can Find More Information" and "General Information."

                                                                         THREE MONTHS ENDED
                                                              ----------------------------------------
                                                              FEBRUARY 23, 2001     FEBRUARY 25, 2000
                                                              ------------------   -------------------
                                                              (UNAUDITED, IN THOUSANDS, EXCEPT SHARE,
                                                                     PER SHARE AND OTHER DATA)
OPERATING RESULTS:
Revenues....................................................     $  2,146,069         $  2,688,025
Interest expense............................................          932,282            1,181,959
                                                                 ------------         ------------
Revenues, net of interest expense...........................        1,213,787            1,506,066
                                                                 ------------         ------------
Non-interest expenses
Employee compensation and benefits..........................          642,259              718,655
Other.......................................................          318,564              333,608
                                                                 ------------         ------------
Total non-interest expenses.................................          960,823            1,052,263
                                                                 ------------         ------------
Income before provision for income taxes and cumulative
  effect of change in accounting principle..................          252,964              453,803
Provision for income taxes..................................           87,010              175,622
                                                                 ------------         ------------
Income before cumulative effect of change in accounting
  principle.................................................          165,954              278,181
Cumulative effect of change in accounting principle, net of
  tax.......................................................           (6,273)                  --
                                                                 ------------         ------------
Net income..................................................     $    159,681         $    278,181
                                                                 ============         ============
Net income applicable to common shares......................     $    149,903         $    268,403
                                                                 ============         ============
FINANCIAL POSITION:
Total assets................................................     $167,817,274         $175,009,863
Long-term borrowings........................................     $ 19,646,865         $ 17,748,479
Stockholders' equity(1).....................................     $  6,121,405         $  5,437,291
Common shares and common share equivalents outstanding(2)...      159,125,959          162,607,443

PER SHARE DATA:(2)
Basic earnings per share:
Before change in accounting principle.......................     $       1.15         $       1.89
Cumulative effect of change in accounting principle.........             (.04)                  --
                                                                 ------------         ------------
                                                                 $       1.11         $       1.89
                                                                 ============         ============
Diluted earnings per share:
Before change in accounting principle.......................     $       1.10         $       1.89
Cumulative effect of change in accounting principle.........             (.04)                  --
                                                                 ------------         ------------
                                                                 $       1.06         $       1.89
                                                                 ============         ============

Cash dividends declared per common share....................     $       0.15         $       0.15
Book value per common share.................................     $      31.94         $      28.21

OTHER DATA:
Return on average common equity.............................             13.6%                27.9%
Profit margin(3)............................................             20.8%                30.1%
Employees...................................................           11,298               10,210

------------------------------

(1) As of February 23, 2001 and February 25, 2000, stockholders' equity includes $500 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities, which reflects preferred securities of Bear Stearns Capital Trust I and Bear Stearns Capital Trust II.

(2) Reflects all stock dividends prior to February 23, 2001.

(3) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

                                        FISCAL YEAR    FIVE MONTHS
                                           ENDED          ENDED                      FISCAL YEAR ENDED JUNE 30,
                                        NOVEMBER 30,   NOVEMBER 26,   ---------------------------------------------------------
                                            2000           1999           1999           1998           1997           1996
                                        ------------   ------------   ------------   ------------   ------------   ------------
                                                        (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND OTHER DATA)
OPERATING RESULTS:
Revenues..............................  $10,276,569    $ 3,470,290    $  7,882,038   $  7,979,936   $  6,077,278   $  4,963,863
Interest expense......................    4,800,891      1,531,787       3,379,914      3,638,513      2,551,364      1,981,171
                                        ------------   ------------   ------------   ------------   ------------   ------------
Revenues, net of interest expense.....    5,475,678      1,938,503       4,502,124      4,341,423      3,525,914      2,982,692
                                        ------------   ------------   ------------   ------------   ------------   ------------

Non-interest expenses
Employee compensation and benefits....    2,814,193        973,990       2,285,594      2,111,741      1,726,931      1,469,448
Other.................................    1,489,962        510,921       1,152,422      1,166,190        785,293        678,318
                                        ------------   ------------   ------------   ------------   ------------   ------------
Total non-interest expenses...........    4,304,155      1,484,911       3,438,016      3,277,931      2,512,224      2,147,766
                                        ------------   ------------   ------------   ------------   ------------   ------------
Income before provision for income
  taxes...............................    1,171,523        453,592       1,064,108      1,063,492      1,013,690        834,926
Provision for income taxes............      398,340        167,778         391,060        403,063        400,360        344,288
                                        ------------   ------------   ------------   ------------   ------------   ------------
Net income............................  $   773,183    $   285,814    $    673,048   $    660,429   $    613,330   $    490,638
                                        ============   ============   ============   ============   ============   ============
Net income applicable to common
  shares..............................  $   734,070    $   269,517    $    633,618   $    629,417   $    589,497   $    466,145
                                        ============   ============   ============   ============   ============   ============
FINANCIAL POSITION:
Total assets..........................  $171,166,473   $162,037,962   $153,894,340   $154,495,895   $121,433,535   $ 92,085,157
Long-term borrowings..................  $20,095,888    $15,911,392    $ 14,647,092   $ 13,295,952   $  8,120,328   $  6,043,614
Stockholders' equity(1)...............  $ 6,154,288    $ 5,441,947    $  5,455,509   $  4,641,533   $  3,626,371   $  2,895,414
Common shares and common share
  equivalents outstanding(2)..........  158,039,960    165,956,810     167,265,996    167,173,826    167,096,515    166,780,371

PER SHARE DATA:(2)
Basic earnings per share..............  $      5.37    $      1.78    $       4.26   $       4.17   $       3.81   $       2.96
Diluted earnings per share............  $      5.35    $      1.78    $       4.26   $       4.17   $       3.81   $       2.96
Cash dividends declared per common
  share...............................  $      0.55    $      0.29    $       0.56   $       0.54   $       0.52   $       0.50
Book value per common share...........  $     31.51    $     26.93    $      25.60   $      21.64   $      17.74   $      14.54

OTHER DATA:
Return on average common equity.......         19.1%          16.6%           18.8%          21.7%          27.9%          25.6%
Profit margin(3)......................         21.4%          23.4%           23.6%          24.5%          28.7%          28.0%
Employees.............................       11,201         10,081           9,808          9,180          8,309          7,749

------------------------------

(1) As of November 30, 2000, November 26, 1999 and June 30, 1999, stockholders' equity includes $500 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities, which consists of $200 million of Capital Securities issued by Bear Stearns Capital Trust I and $300 million of Preferred Securities issued by Bear Stearns Capital Trust II. As of
    June 30, 1998 and 1997, stockholders' equity includes $350 million of Preferred Stock issued by our subsidiaries, which consists of $150 million of Exchangeable Preferred Income Cumulative Shares ("EPICS") and
    $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities. As of June 30, 1996, stockholders' equity includes $150 million of EPICS, which were issued by one of our subsidiaries.

(2) Reflects all stock dividends prior to February 23, 2001.

(3) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

                            DESCRIPTION OF THE NOTES

    The following discussion of the terms of the Notes and the Indenture supplements the general terms and provisions of the debt securities contained in the accompanying prospectus under the heading "Description of Debt Securities" and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the Notes.

    You can find the definitions of certain capitalized terms used in this section under "Description of Debt Securities" in the accompanying prospectus. For purposes of this section only, references to "we," "us" and "our" include only The Bear Stearns Companies Inc. and not its subsidiaries. We will issue the Notes under the Indenture, dated as of May 31, 1991, as supplemented by the First Supplemental Indenture, dated January 29, 1998 (as supplemented, the "Indenture"), between us and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee").

    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed as an exhibit to the Registration Statement and is available as set forth under "Where You Can Find More Information" and "General Information."

    The following description along with the description in the accompanying prospectus is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not these descriptions, defines your rights as a holder of the Notes (a "Holder").

BRIEF DESCRIPTION OF THE NOTES

    The Notes will:

    - be a single series of our debt securities under the Indenture;

    - be our unsecured senior debt;

    - rank equally with all of our other unsecured and unsubordinated debt;

    - only be redeemable before their maturity if certain events involving US taxation occur as discussed under "--Redemption by the Company Upon Certain Tax Events";

    - be subject to defeasance in compliance with the Indenture, see "Description of Debt Securities--Defeasance" in the accompanying prospectus; and

    - be issued in denominations of $1,000 increased in multiples of $1,000.

    Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets. At February 23, 2001:

    - we had outstanding (on an unconsolidated basis) approximately
      $35.9 billion of debt and other obligations, including approximately $34.5 billion of senior debt, none of which is secured; and

    - our subsidiaries had outstanding (after consolidation and eliminations) approximately $124.5 billion of debt and other obligations (including $47.3 billion related to securities sold under repurchase agreements, $46.7 billion related to payables to customers, $20.9 billion related to financial instruments sold, but not yet purchased, and $9.6 billion of other liabilities, including $4.2 billion of debt).

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be issued in the offering and will mature on May 1, 2006. We may, without your consent, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any of these additional notes, together with the Notes described in this Prospectus Supplement will constitute a single series of debt securities under the Indenture. However, no additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

    Interest on the Notes will accrue at the rate of 6.50% per annum and will be paid every six months on each May 1 and November 1, beginning on November 1, 2001 (which first payment includes interest from the date of issuance), to the persons who are registered Holders at the close of business on the April 15 and October 15 immediately before the applicable interest payment date. If an interest payment date is not a business day, the interest payment will be made on the next business day, and the Holder is not entitled to any additional interest for the delay.

    Interest on the Notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from and including April 27, 2001. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will not be entitled to the benefit of any mandatory sinking fund.

PRINCIPAL PAYING AGENT, PAYING AGENTS, REGISTRAR AND TRANSFER AGENT

    The Chase Manhattan Bank, the Trustee under the Indenture, will initially act as the principal office or agency where Notes may be presented for payment (the "Principal Paying Agent"). We have also agreed that as long as the Notes are listed on the London Stock Exchange and its rules require, we will appoint and maintain a transfer agent and paying agent in London. We have appointed The Chase Manhattan Bank to serve as registrar (the "Registrar") under the Indenture. The terms "paying agent" and "transfer agent" include the Principal Paying Agent and the Registrar and any additional or successor agents appointed by us. The names of the initial Paying Agents and Transfer Agents and their initial specified offices are set out below.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    The Principal Paying Agent will pay interest to DTC, or its nominee, by wire transfer of same day funds for credit to the accounts of DTC's participants and subsequent distribution to the beneficial owners of the Notes, or, if the Notes are issued in certificated form under the circumstances described below in "--Book-Entry, Delivery and Form--Definitive Notes," the Principal Paying Agent will pay the registered Holder of the Notes against presentation and surrender by such Holder of its Note to any paying agent, by US dollar check drawn on a bank in New York City and mailed on the business day immediately before the interest due date.

PAYMENT OF ADDITIONAL AMOUNTS

    Subject to the various exceptions and limitations set forth below, we will pay as additional interest or principal, as the case may be, on the Notes, all such additional amounts that are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a person that is not a US Holder (as defined under "Certain US Federal Income Tax Considerations," below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable. However, the obligation to pay additional amounts shall not apply:

        (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder, if the Holder is an estate, trust, partnership or corporation for federal income tax purposes, or a person holding a power over such an estate, trust, partnership or corporation, or a person holding a power over such an estate or trust administered by a fiduciary holder, being considered as:

           (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

           (b) having a current or former connection with the United States, including a connection as a citizen or resident thereof;

           (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

           (d) being or having been a private foundation or other tax-exempt organization;

           (e) being or having been a "10-percent shareholder" of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

           (f) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

        (2) to any Holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

        (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note, if compliance is required by statute or regulation of the United States or of any political subdivision or taxing authority thereof or therein, or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by us or a paying agent from payments on or in respect of a Note;

        (5) to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation by or on behalf of the beneficial owner of any Note for payment on a date more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of any of the above items;

nor shall additional amounts be paid with respect to any payment on a Note to a Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation that is applicable to them. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "--Redemption Upon Certain Tax Events," we are not required to make any payments with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

REDEMPTION UPON CERTAIN TAX EVENTS

    If,

        (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings, which is announced or becomes effective on or after the date of this prospectus supplement, we determine that we will be or will become obligated to pay additional amounts as described in this prospectus supplement under the heading "--Payment of Additional Amounts"; or

        (b) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether such act is taken with respect to us or any affiliate, that results in a substantial probability that we will or may be required to pay such additional amounts;

then we may, at our option, redeem, as a whole, but not in part, the Notes on any interest payment date on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgement, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the Notes. No redemption pursuant to clause (b) above may be made unless we have delivered to the Trustee a written opinion of independent legal counsel of recognized legal standing to the effect that an act taken by a taxing authority of the United States has resulted or will result in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "--Payment of Additional Amounts" and that we are therefore entitled to redeem the Notes pursuant to their terms.

UNCLAIMED AMOUNTS

    The Indenture provides that any payments in respect of principal and any interest remaining that are unclaimed for two years after their due date will be paid to us, and the Holder of the Note will after that time look, as an unsecured creditor, only to us for payment of those amounts.

NOTICES

    All notices regarding the Notes will be valid if published (i) in a leading English language daily newspaper of general circulation in London, and (ii) in a leading English language daily newspaper of general circulation in New York. However, it is expected that that publication will be made in (i) the FINANCIAL TIMES or another daily newspaper in London approved by the Trustee or, if this is not possible, in one other English language daily newspaper approved by the Trustee with general circulation in Europe, and (ii) THE WALL STREET JOURNAL (Eastern Edition) in New York. Any notice will be deemed to have been given on the date of the first publication in all the relevant newspapers.

    Until the time any definitive Notes are issued under the circumstances described below in "--Book-Entry, Delivery and Form--Definitive Notes," and as long as the Global Securities are held in their entirety on behalf of Euroclear and/or Clearstream and DTC, publication in the specified newspapers may be replaced with the delivery of the relevant notice to Euroclear and/or Clearstream and DTC for communication by them to the Holders of the Notes. Any notice shall be deemed to have been given to the Holders of the Notes on the seventh day after the day on which the notice was given to Euroclear and/or Clearstream or DTC.

BOOK-ENTRY, DELIVERY AND FORM

    The Notes will be issued only in book-entry form. This means that we will not issue certificates to you. Instead, the Notes will be issued in the form of one or more fully registered global notes (the "Global Securities"), which will be deposited with a custodian. The Notes will be registered in the name of Cede & Co., as the nominee for DTC. You will not receive a definitive note representing your interest. This form will be referred to as "book-entry only."

    You may elect to hold your interests in the Global Securities either through DTC (in the United States) or through Clearstream or Euroclear (in Europe). Interests will be held on behalf of Clearstream and Euroclear participants on the books of their respective depositaries.

    DENOMINATIONS

    Beneficial interests in the Global Securities will be held in denominations of $1,000 increased in multiples of $1,000. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    DTC SERVICES

    DTC has informed us that DTC is:

    - a limited purpose trust company organized under the New York Banking Law;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

    DTC holds securities that its participants ("DTC Participants") deposit with DTC. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC also facilitates the settlement among these DTC Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, which eliminates the need for the physical movement of securities certificates.

    DTC's book-entry system is also available for use by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC Participant, either directly or indirectly. The rules applicable to DTC and the DTC Participants are on file with the SEC.

    DTC is owned by a number of DTC Participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc.

    A further description of DTC's procedures with respect to the Global Securities is set forth in the accompanying prospectus under "Description of Debt Securities--Global Securities."

    CLEARSTREAM AND EUROCLEAR SERVICES

    Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry charges in accounts of Clearstream Participants, which eliminates the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

    Conducting business in the domestic markets of several countries as a professional depositary, Clearstream is regulated by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include some of the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

    Distributions with respect to the Notes that are held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, and to the extent received by the US depositary for Clearstream.

    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

    Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include some of the Underwriters.

    Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian Branch of a New York banking corporation which is a member bank of the Federal Reserve System and is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission. The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions") govern securities clearance accounts and cash accounts with the Euroclear Operator. The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

    All securities in Euroclear are held on a fungible basis and no certificates are apportioned to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the US depositary for Euroclear.

    DEFINITIVE NOTES

    Definitive Notes may be issued upon:

        (i) Euroclear and/or Clearstream being closed for a continuous period of 14 days (other than by reason of public holidays); and/or

        (ii) in the limited circumstances set forth in "Description of the Debt Securities--Global Securities" in the accompanying prospectus.

    If definitive Notes are issued, payment of principal of and interest on the Notes will be made as set forth under "--Methods of Receiving Payments on the Notes" above. Definitive Notes can be transferred by presentation for registration to the Registrar or other transfer agent at any of their specified offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

    For the purposes of this description, "business day" means any day, other than a Saturday or Sunday, that is not a day on which banks are authorized or required by law or regulation to close in New York and, where definitive Notes have been issued, the relevant place of presentation.

    GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the Notes will be made in same day funds. Secondary market trading and transfers within DTC, Clearstream or Euroclear, as the case may be, will be made in accordance with the usual rules and operating procedures of those systems. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in same day funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form in same day funds.

    Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

    TRADING BETWEEN DTC PURCHASERS AND SELLERS. Secondary market trading between DTC Participants will be settled using the procedures applicable to global bonds in same-day funds.

    TRADING BETWEEN EUROCLEAR AND/OR CLEARSTREAM PARTICIPANTS. Secondary market trading between Euroclear Participants and/or Clearstream Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

    TRADING BETWEEN DTC SELLER AND EUROCLEAR OR CLEARSTREAM PURCHASER. When Notes are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream

Participant, the purchaser will send instructions to Euroclear or Clearstream through a Euroclear or Clearstream Participant, as the case may be, at least one business day before settlement. Euroclear or Clearstream will instruct its respective depositary to receive those Notes against payment. Payment for the Notes will then be made by the depositary to the DTC Participant's account against delivery of the Notes. After settlement has been completed, the Notes will be credited to the respective clearing systems, and by the clearing system, in accordance with its usual procedures, to the Euroclear or Clearstream Participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date and the trade fails, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date.

    Euroclear and Clearstream Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit. However, under this approach, DTC Participants may take on credit exposure to Euroclear and Clearstream until the interests in the Global Security are credited to their accounts one day later.

    As an alternative, if Euroclear or Clearstream has extended a line of credit to a Euroclear or Clearstream Participant, as the case may be, that Participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear or Clearstream Participants purchasing Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the Notes were credited to their accounts. However, interest on the Notes would accrue from the value date. Therefore, in many cases the investment income on Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Participant's particular cost of funds.

    Since the settlement occurs during New York business hours, DTC Participants can employ their usual procedures for transferring global bonds to the respective depositaries of Euroclear or Clearstream for the benefit of Euroclear or Clearstream Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC seller, a cross-market sale transaction will settle no differently than a trade between two DTC Participants.

    TRADING BETWEEN EUROCLEAR OR CLEARSTREAM SELLER AND DTC PURCHASER. Because the time zone difference operates in their favor, Euroclear and Clearstream Participants may employ their customary procedures for transactions in which Notes are to be transferred by the respective clearing system, through its respective depositary, to a DTC Participant. The seller will send instructions to Euroclear or Clearstream through a Euroclear or Clearstream Participant at least one business day before settlement. In these cases, Euroclear or Clearstream will instruct its respective depositary to credit the Notes to the DTC Participant's account against payment. The payment will then be reflected in the account of the Euroclear or Clearstream Participant on the following day, and receipt of the cash proceeds in the Euroclear or Clearstream Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York).

    If the Euroclear or Clearstream Participant has a line of credit in its respective clearing system and elects to be in a debt position in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Euroclear or Clearstream Participant's account would instead be valued as of the actual settlement date.

    Finally, day traders that use Euroclear or Clearstream to purchase Notes from DTC Participants for delivery to Euroclear or Clearstream Participants should note that these trades automatically fail on the sale side unless some form of affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

        (i) borrowing through Euroclear or Clearstream for one day (until the purchase side of the day trade is reflected in their Euroclear or Clearstream accounts) in accordance with the clearing system's customary procedures;

        (ii) borrowing the Notes in the United States from a DTC Participant no later than one day before settlement, which would give the Notes sufficient time to be reflected in their Euroclear or Clearstream account in order to settle the sale side of the trade; or

        (iii) staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day before the value date for the sale to the Euroclear or Clearstream Participant.

    Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are not obligated to perform or continue to perform these procedures. As a result, these procedures may be discontinued at any time.

    The information in this section concerning DTC, Clearstream, Euroclear and their book-entry systems has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. We are not responsible for DTC's, Clearstream's, Euroclear's or their participants' performance of their respective obligations, as they are described above or under the rules and procedures governing their respective operations.

                           DESCRIPTION OF THE COMPANY

GENERAL DEVELOPMENT OF THE BUSINESS

    The Bear Stearns Companies Inc. was incorporated under the laws of the State of Delaware on August 21, 1985. We are a holding company that through our subsidiaries, principally Bear Stearns, BSSC, BSIL and BSB, is a leading investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. BSSC, a subsidiary of Bear Stearns, provides professional and correspondent clearing services, in addition to clearing and settling our proprietary and customer transactions. We succeeded on October 29, 1985, to the business of Bear, Stearns & Co., a New York limited partnership (the "Partnership"). As used in this section, "we," "us" or "our" refer (unless the context requires otherwise) to The Bear Stearns Companies Inc., its subsidiaries and the prior business activities of the Partnership.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

    We are primarily engaged in business as a securities broker and dealer operating in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. These segments are strategic business units analyzed separately due to the distinct nature of the products they provide and the clients they serve. Certain Capital Markets products are distributed by the Wealth Management and Global Clearing Services distribution network with related revenues of such intersegment services allocated to the respective segments.

    The Capital Markets segment is comprised of the Equities, Fixed Income and Investment Banking areas. Equities combines the efforts of sales, trading and research in such areas as block trading, convertible bonds, over-the-counter ("OTC") equities, equity derivatives and risk arbitrage. Fixed Income includes the efforts of sales, trading and research for institutional clients in a variety of products such as mortgage-backed and asset-backed securities, corporate and government bonds, municipal and high yield instruments, foreign exchange and derivatives. Investment Banking offers a variety of services to our clients, that include capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses our underwriting of equity, investment grade debt and high yield debt securities.

    The Global Clearing Services segment provides clearing, operational and administrative services to approximately 2,900 clients worldwide at November 30, 2000. These clients include approximately 2,500 prime brokerage clients including hedge funds, clients of money managers, short sellers, arbitrageurs and other professional investors. In addition, there are approximately 400 fully disclosed introducing brokers who engage in either the retail or the institutional brokerage business. The Company processed an average of more than 251,000 trades per day during the twelve months ended November 30, 2000.

    Wealth Management provides fee-based products and services through the Private Client Services ("PCS") and Asset Management areas to both individual and institutional investors. PCS provides high-net-worth individuals with an institutional level of service, including access to our resources and professionals. PCS maintains a select team of approximately 500 account executives in its principal office and six regional offices. The Asset Management area had approximately $19.5 billion in assets under management at November 30, 2000, which reflected a 49.5% increase over November 26, 1999. The largest components of the increase were attributable to alternative investments and mutual funds. Asset Management serves the diverse investment needs of corporations, municipal governments, multi-employer plans, foundations, endowments, family groups and high-net-worth individuals.

    Financial information regarding our business segments and foreign operations as of November 30, 2000, the five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998 is set forth under the Notes to the Consolidated Financial Statements in Footnote 14, entitled "Segment and Geographic Area Data," in our Annual Report on Form 10-K for the fiscal year ended November 30, 2000. See "Where You Can Find More Information" and "General Information."

NARRATIVE DESCRIPTION OF BUSINESS

    Our business includes:

    - market-making and trading in US government, government agency, corporate debt and equity, mortgage-related, asset-backed and municipal securities;

    - trading in options, futures, foreign currencies, interest rate swaps and other derivative products;

    - securities, options and futures brokerage;

    - providing securities clearance services;

    - managing equity and fixed income assets for institutional and individual clients;

    - financing customer activities;

    - securities lending;

    - securities and futures arbitrage;

    - involvement in specialist activity on both the NYSE and the AMEX;

    - underwriting and distributing securities;

    - arranging for the private placement of securities;

    - assisting in mergers, acquisitions, restructurings and leveraged transactions;

    - making principal investments in leveraged acquisitions;

    - engaging in commercial real estate activities;

    - investment management and advisory services; and

    - advisory, fiduciary, custody, agency and securities research services.

    Our business is conducted:

    - from our principal offices in New York City;

    - from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan;

    - from representative offices in Beijing, Buenos Aires, Sao Paulo, Seoul and Shanghai;

    - through international offices in Dublin, Hong Kong, London, Lugano, Singapore and Tokyo; and

    - through joint ventures with other firms in Belgium, Greece and Spain.

Our international offices provide services and engage in investment activities involving foreign clients and international transactions. Additionally, certain of these foreign offices provide services to US clients. We provide trust company services through our subsidiary, Custodial Trust Company ("CTC"), located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker-dealers registered with the SEC. Additionally, Bear Stearns is registered as an investment adviser with the SEC. Bear Stearns and/or BSSC are also members of the NYSE, all other principal US securities and futures exchanges, the National Association of Securities Dealers ("NASD"), the Commodity Futures Trading Commission ("CFTC"), the National Futures

Association ("NFA") and the International Stock Exchange ("ISE"). Bear Stearns is a "primary dealer" in US government securities as designated by the Federal Reserve Bank of New York.

    BSIL is a full service broker-dealer based in London and is a member of Eurex (formerly the Deutsche Terminborse), the International Petroleum Exchange ("IPE"), the London Commodity Exchange ("LCE"), the London International Financial Futures and Options Exchange ("LIFFE"), the London Securities & Derivatives Exchange ("OMLX"), Marche a Terme International de France, SA ("MATIF") and the London Clearing House ("LCH"). BSIL is supervised by and is regulated in accordance with the rules of the Securities and Futures Authority ("SFA").

    BSB is an Irish-based bank, which was incorporated in 1996 and subsequently granted a banking license under the Irish Central Bank Act, 1971. BSB allows our existing and prospective clients the choice of dealing with a banking counterparty.

    As of November 30, 2000, we had 11,201 employees.

    INSTITUTIONAL EQUITIES

    GENERAL. We provide customers with liquidity, sales and trading expertise and equity research in products such as domestic and international equities and convertible securities.

    OPTION AND INDEX PRODUCTS. We provide an array of equity and index option-related execution services to institutional and individual clients. We utilize sophisticated research and computer modeling to formulate for clients specific recommendations relating to options and index trading.

    ARBITRAGE. We engage for our own account in both "classic" and "risk" securities-arbitrage. Our risk arbitrage activities generally involve the purchase of securities at a discount from a value that is expected to be realized if a proposed or anticipated merger, recapitalization, tender or exchange offer is consummated. In classic arbitrage, we seek to profit from temporary discrepancies (i) between the price of a security in two or more markets, (ii) between the price of a convertible security and its underlying security, (iii) between securities that are, or will be, exchangeable at a future date, and (iv) between the prices of securities with contracts settling on differing dates.

    STRATEGIC STRUCTURING AND TRANSACTIONS (SST). We target mispriced assets using sophisticated models and proprietary quantitative methods. We maintain substantial proprietary trading and investment positions in domestic and foreign markets covering a wide spectrum of equity and futures products including listed and OTC options and swaps.

    OTC EQUITY SECURITIES. We make markets on a principal basis in common and preferred stocks, warrants, and other securities traded on the NASD's Automated Quotation System and otherwise in the OTC market.

    EQUITY RESEARCH.

    We provide innovative, in-depth analysis of the global investment environment. Known for theme-oriented research underpinned by meticulous financial modeling, we offer detailed information on over 1,200 companies in roughly 100 industries (including approximately 55% of the S&P 500). We also have a group of distinguished economists and strategists that maintain a close watch on domestic and international markets, and are known for the quality of their strategic guidance. Our broad-based domestic coverage is complemented by extensive research teams in Latin America, Asia and Europe, giving our clients a crucial advantage in a world where national boundaries are becoming more porous. This breadth of coverage allows the Department to maintain a particularly wide-ranging recommended list, and gives clients a steady stream of new investment ideas and insights into the more obscure corners of the financial world.

    EQUITY SALES. We believe that we are one of the leading firms in the US in providing brokerage services to institutional investors. Institutional equity sales involves the execution of transactions in US equity securities for domestic and foreign institutional customers and providing these customers with liquidity, trading expertise, trade execution, research and investment advice. We provide transaction services for institutional customers who trade in futures and futures-related instruments. We are also involved in specialist activities on both the NYSE and the AMEX.

    BLOCK TRADING. We effect transactions in large blocks of securities mainly with institutional customers. We also provide customers execution capabilities for baskets of equity securities using sophisticated computer systems. Transactions are handled on an agency basis whenever possible, but we may be required to take a long or short position in a security to the extent that an offsetting purchaser or seller is not immediately available.

    SPECIALIST ACTIVITIES. We are participants in a specialist unit on the NYSE and the AMEX that performs specialist functions in NYSE-listed stocks as well as stocks and options traded on the AMEX. The market-making functions of a specialist involve risk of loss during periods of market fluctuation, since specialists are obliged to take positions in their issues counter to the direction of the market in order to minimize short-term imbalances in the auction market.

    FIXED INCOME

    GENERAL. We make inter-dealer markets and trade on a principal basis in a wide range of instruments including:

    - corporate debt;

    - US and foreign government securities;

    - government agency securities, mortgages and mortgage-backed securities;

    - other asset-backed securities;

    - municipal and other tax-exempt securities; and

    - interest rate swaps and other derivative products.

Bear Stearns is one of the largest dealers in the US in fixed income securities. Inventories of fixed income securities are generally carried to facilitate sales to customers and other dealers.

    US GOVERNMENT AND AGENCY OBLIGATIONS. We are designated by the Federal Reserve Bank of New York as a primary dealer in US government obligations. We participate in the auction of, and maintain proprietary positions in, US Treasury bills, notes, bonds, and stripped principal and coupon securities. We also participate as a selling group member and/or underwriter in the distribution of various US government agency and sponsored corporation securities and maintain proprietary positions in such securities. In connection with these activities, we enter into transactions in options, futures and forward contracts to hedge our proprietary positions.

    As a primary dealer, Bear Stearns furnishes weekly reports of its inventory positions and market transactions in US government securities to the Federal Reserve Bank of New York. Bear Stearns also buys and sells government securities directly with the Federal Reserve Bank of New York as part of the Bank's open-market activities. In addition, we engage in matched book activities, which involve acting as an intermediary between borrowers and lenders of short-term funds, mainly via repurchase agreements and reverse repurchase agreements. The objective of this matched book activity is to earn a positive spread between interest rates.

    CORPORATE FIXED INCOME SECURITIES. We act as a dealer in sovereign and corporate fixed income securities and preferred stocks in New York, London and Tokyo. We buy and sell these securities for our own account in principal transactions with institutional and individual customers, as well as other dealers. We conduct trading in the full spectrum of dollar and non-dollar debt securities. We offer hedging and arbitrage services to domestic and foreign institutional and individual customers utilizing financial futures and other instruments. Moreover, we offer quantitative, strategic, and research services relating to fixed income securities to our domestic and international clients. We participate in the trading of high yield, non-investment grade securities and the securities and bank loans of companies, sovereigns and sovereign agencies.

    MORTGAGE-RELATED SECURITIES AND PRODUCTS. We trade and make markets in the following mortgage-related securities and products:

    - Government National Mortgage Association ("GNMA") securities;

    - Federal Home Loan Mortgage Corporation ("FHLMC") participation certificates;

    - Federal National Mortgage Association ("FNMA") mortgage-backed securities;

    - Small Business Administration loans;

    - loans guaranteed by the Farmers Home Loan Administration;

    - Federal Housing Authority insured multi-family loans;

    - real estate mortgage investment conduit ("REMIC") and non-REMIC collateralized mortgage obligations, including residual interests; and

    - other derivative mortgage-backed securities and products.

We also trade real estate mortgage loans originated by unaffiliated mortgage lenders, both on a securitized and non-securitized basis. We act as underwriter and placement agent in transactions involving rated and unrated mortgage-related securities issued by affiliated and unaffiliated parties. We enter into significant commitments--such as forward contracts--on GNMA, FNMA, and FHLMC securities, and on other rated and unrated mortgage-related securities. Certain rated and unrated mortgage-related securities are considered to be liquid, while other such securities, and non-securitized mortgage loans, are considered to be less readily marketable.

    We trade GNMA, FNMA and FHLMC "to be announced" securities (i.e., securities having a stated coupon and the original term to maturity, although the issuer and/or the specific pool of mortgage loans is not known at the time of the transaction). We buy and sell such securities for our own account in transactions with institutional and individual customers, as well as with other dealers.

    Through various special purpose subsidiaries, we purchase, sell, and service entire loan portfolios of varying quality. These portfolios are generally purchased from financial institutions and other secondary mortgage-market sellers. Prior to bidding on a portfolio of loans, an analysis of the portfolio is performed by experienced mortgage-loan underwriters. Upon acquisition of a loan portfolio, the loans are classified as either investment grade or non-investment grade. Loan collection is emphasized for the non-investment grade segment of the loan portfolio. A collection department employs a staff of workout specialists and loan counselors who assist delinquent borrowers. If collection efforts are unsuccessful, the foreclosure unit will commence and monitor the foreclosure process until either the borrower makes the loan current, or the property securing the loan is foreclosed or otherwise acquired. The portfolio may include real estate that has been foreclosed or was in the process of foreclosure at the time of its acquisition. The foreclosure unit maintains and markets properties through regional real estate brokers. Investment grade mortgage loans are sold to other institutional investors in either securitized or non-securitized form. In addition, special purpose vehicles issue REMIC and non-REMIC collateralized mortgage obligations directly or through trusts that are established for this purpose.

    We also operate a commercial mortgage conduit that originates and accumulates commercial mortgage loans for the purpose of securitizing our portfolio. After receipt of loan applications, extensive credit underwriting reviews are conducted. After completing pricing analysis and successful negotiations, the loan will "close" and be included in an ensuing securitization.

    ASSET-BACKED SECURITIES. We act as underwriter and placement agent with respect to investment grade and non-investment grade, asset-backed securities issued by unaffiliated third parties. These asset-backed securities include:

    - securities backed by consumer automobile receivables originated by the captive finance subsidiaries of automobile manufacturers, commercial banks and finance companies;

    - credit card receivables; and

    - home-equity lines of credit or second mortgages.

We also trade and make markets in these asset-backed securities. While there are ready markets for the investment grade asset-backed securities described above, non-investment grade securities and related varieties thereof may lack liquidity.

    MUNICIPAL SECURITIES AND RELATED PRODUCTS. We are a dealer in tax-exempt and taxable municipal securities and instruments including:

    - general obligation and revenue bonds;

    - notes;

    - leases; and

    - variable-rate obligations issued by states and local governmental authorities, as well as not-for-profit institutions.

We are active as a managing underwriter of negotiated and competitive new security issuances and on a select basis, provide financial advisory services. We make markets in a broad spectrum of long-term and short-term municipal securities, mainly to facilitate transactions with institutional and individual customers, as well as other dealers. As agent for issuers, we earn fees by remarketing short-term debt instruments to investors in the variable rate, demand bond market. We periodically use both municipal and treasury bond futures to hedge our cash-market bond inventory. In addition, we maintain a municipal arbitrage portfolio for our own account consisting of municipal futures and cash bond positions. Our underwriting, trading and sales activities are supported by a municipal research group.

    DERIVATIVES. We offer to customers, and trade for our own account, a variety of exchange-traded and OTC derivative products, including fixed income, credit, and equity derivatives. These products are transacted, as principal, with customers for hedging, risk management, asset/liability management, investment, financing and other purposes. These transactions are in the form of swaps, options, swaptions, asset swaps, and structured notes, as well as more complex, structured trades which are customized to meet customers' specific needs. We also enter into derivative transactions for various purposes and to manage risks to which we are exposed in our businesses and funding activities. We manage our market and counterparty derivatives risks in a manner consistent with our overall risk-management policies.

    FOREIGN EXCHANGE. We trade foreign exchange with clients as principal, for our own account and to hedge our securities positions or other assets and liabilities. Foreign exchange products include major and minor currencies on a spot and forward basis, listed and OTC foreign currency options, and foreign exchange futures contracts. Foreign exchange trading desks are maintained in New York and London and clients can trade or leave orders 24 hours per day. We serve a select list of funds, major

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corporations, and mid-size commercial banks. Currency option strategies are made available to customers to help them meet their specific risk management objectives.

    FIXED INCOME RESEARCH. We are a leader in the distribution, trading and underwriting of corporate, government, high yield, emerging markets, municipal debt, and mortgage-backed and asset-backed securities. The Fixed Income Research Department is comprised of economists, industry analysts and strategists covering the full range of research disciplines: quantitative, economic, strategic, credit portfolio, relative value and market-specific analysis. The Fixed Income Research Department provides ongoing support for our sales and trading efforts, producing reports, studies, and technical market analyses. Fixed Income Research is comprised of the following three units:

    (1) FINANCIAL ANALYTICS AND STRUCTURED TRANSACTIONS GROUP ("F.A.S.T."), a unique firm-wide resource, has developed innovative fixed income strategies through the application of its advanced and fully integrated technology. Through F.A.S.T., we afford our clients financial engineering and securitization capabilities, investment research, fixed income portfolio management and analytical systems and trading technology for mortgage-related and fixed income securities. F.A.S.T. offers the means to create and implement financial strategies designed to maximize portfolio returns.

    (2) HIGH GRADE RESEARCH consists of approximately 23 analysts and researchers, and provides coverage for over 25 industries and 500 companies.

    (3) HIGH YIELD RESEARCH consists of 28 analysts and researchers for domestic issues and 23 analysts and researchers for international issues, providing coverage for over 650 corporate and sovereign issuers whose fixed income securities are non-investment grade.

    INVESTMENT BANKING

    We are a major global investment banking firm providing a full range of capital formation and advisory services to a broad spectrum of clients. We manage and participate in public offerings and arrange the private placement of debt and equity securities directly with institutional investors. We provide advisory services to clients on a wide range of financial matters and assist with mergers, acquisitions, leveraged buyouts, divestitures, corporate reorganizations, and recapitalizations.

    Our strategy is to concentrate a major portion of our corporate finance business development efforts within those industries in which we have established a leadership position in providing investment banking services. Industry specialty groups include financial services, general industrial services and products, health care/pharmaceuticals, media/entertainment, merchandising, natural resources, real estate, gaming and lodging, technology and telecommunications. We also have a group that focuses on financial sponsors. These groups are responsible for initiating, developing and maintaining client relationships, and for executing transactions involving these clients. We have focused primarily on those industries in which we also have a strong research capability.

    In addition to being structured according to distinct industry groups, we have a number of professionals who specialize in specific types of transactions. These include mergers and acquisitions ("M&A"), equity offerings, high yield securities, leveraged and syndicated bank loans, leveraged acquisitions, commercial real estate, and other transaction specialties.

    MERGERS AND ACQUISITIONS. We are active in arranging various M&A transactions for our clients. We participate in a broad range of domestic and international assignments including acquisitions, divestitures, strategic restructurings, proxy contests, leveraged buyouts, and defenses against unsolicited takeovers.

    EQUITY OFFERINGS. The equity capital markets group focuses on providing financing for issuers of equity and convertible equity securities in the public markets. The group assists in the origination, and is responsible for the structuring and execution of transactions for a broad range of clients.

    HIGH YIELD SECURITIES. The high yield securities group focuses on providing financing in the public and private capital markets. The group is responsible for originating, structuring, and executing high yield transactions across a wide range of companies and industries, as well as managing client relationships with both high yield corporate issuers and financial sponsors of leveraged transactions.

    LEVERAGED LOAN ORIGINATION AND SYNDICATION. This area integrates the origination, structuring, underwriting, distribution and trading of loans. Such loans include both funded and unfunded and investment grade and non-investment grade loans.

    LEVERAGED ACQUISITIONS. As part of our investment banking activities, we make investments as principal in leveraged acquisitions and in leveraged buy-out funds as a limited partner. Our investments generally take the form of either common or preferred stock or warrants. Equity securities purchased in these transactions generally are held for appreciation and are not readily marketable. While we believe that the current carrying value of these instruments is at least equal to their eventual realizable value, it is not possible to determine whether or when we will realize the value of these investments.

    COMMERCIAL REAL ESTATE. We are engaged in a variety of real estate activities on a nationwide basis. We provide comprehensive real estate-related investment banking, capital markets and financial advisory services.

    EMERGING MARKETS

    We provide financial services in various emerging markets worldwide including: securities brokerage, equity and fixed income trading and sales, and securities research; besides offering a full range of investment banking, capital formation and advisory services. As part of these activities, we manage and participate in public offerings and arrange the private placement of debt and equity securities with institutional investors. The markets currently covered by us include Latin America, Asia, and Eastern Europe.

    CLEARANCE ACTIVITIES

    We provide a full range of clearing services to clients. Organizations that are engaged in the retail or institutional brokerage business and are members of the NYSE and/or NASD comprise one category of client called "fully-disclosed correspondents." In addition, we have extensive involvement in the clearing of securities transactions for "professional clearing clients" such as: hedge funds, market-makers, specialists, arbitrageurs, money managers, and other professional investors trading at multiple securities firms.

    Besides commissions and service charges realized from clearing activities, we also earn substantial amounts of interest income. We extend credit directly to the customers of correspondent firms in order to facilitate the conduct of customer securities transactions on a margin basis. We also extend margin credit directly to correspondents to the extent that such firms pledge proprietary assets as collateral.

    In addition to clearing trades, we provide other products and services to our correspondents such as recordkeeping, trading reports, accounting, general back-office support, securities lending, reorganization and custody of securities. Our Prime Broker Plus system provides consolidated reporting and securities processing for professional investors executing trades at more than one securities firm. The financial responsibilities arising from our clearing relationships are allocated in accordance with agreements with correspondents. To the extent that the correspondent has available resources, we are protected against claims by customers of the correspondent when the latter has been allocated responsibility for a function giving rise to a claim. However, if the correspondent is unable to meet its obligations, dissatisfied customers may attempt to seek recovery from us.

    We attempt to broaden, wherever possible, our relationships with broker-dealer and prime broker clients. In addition to performing administrative, operational and settlement functions, we also advise clients on communications systems and provide a variety of non-brokerage products and services on favorable terms, enabling them to benefit from our centralized purchasing power.

    CUSTOMER FINANCING AND SECURITIES LENDING ACTIVITIES

    We derive substantial net-interest income from customer margin loans and securities lending.

    CUSTOMER FINANCING. Securities transactions are effected for customers on either a cash or margin basis. In a margin transaction, we extend credit to a customer for a portion of the purchase price that is collateralized by securities and cash in the customer's account, in accordance with regulatory and internal requirements. We receive income from interest charged on the extension of credit. The rate of interest charged to customers for margin financing is based upon the federal funds rate, broker's call rate or LIBOR.

    SECURITIES LENDING ACTIVITIES. In connection with both our trading and brokerage activities, we borrow and lend securities to broker-dealers and other trading entities to cover short sales and to complete transactions in which customers have failed to deliver securities by settlement date.

    CUSTODIAL TRUST COMPANY

    We offer a range of trust company and securities-clearance services through our wholly owned subsidiary CTC. CTC provides us with banking powers, such as access to the securities and funds-wire services of the Federal Reserve System. CTC provides: fiduciary, custody, and agency services for institutional accounts; clearance of government securities for institutions and dealers; processing of mortgage and mortgage-related products, including derivatives and collateralized mortgage obligations products; and margin lending. At
November 30, 2000, CTC held approximately $150 billion of assets for clients, including institutional clients such as pension funds, mutual funds, endowment funds, religious organizations and insurance companies.

    FUTURES

    Through BSSC and other subsidiaries, we provide, directly or through third-party brokers, futures commission merchant services for customers and other Bear Stearns affiliates who trade contracts in futures on financial instruments and physical commodities, including options on futures. Exchange-traded futures and options derive their values from the values of selected stock indices, fixed income securities, currencies, agricultural and energy products and precious metals.

    Domestic futures and options trading is subject to extensive regulation by the CFTC pursuant to the Commodity Exchange Act and the Commodity Futures Trading Commission Act of 1974. International futures and options trading activities are subject to regulation by the respective regulatory authorities in the locations where futures exchanges reside, including the SFA in the United Kingdom.

    Margin requirements (good faith deposits) covering substantially all transactions in futures and options contracts are subject to each particular exchange's regulations in addition to other regulations. In the US, we are a clearing member of the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange and other principal futures exchanges. In the United Kingdom, we are a member of the IPE, the LCE, the LIFFE and OMLX. We also have non-clearing memberships with MATIF and Eurex in Europe. In Japan memberships are held with the Tokyo Stock Exchange, the Osaka Stock Exchange and the Tokyo International Financial Futures Exchange

("TIFFE") for clearing Japanese government bond futures, for clearing Japanese stock index products, and for executing financial futures, respectively.

    PCS

    PCS provides high-net-worth individuals with an institutional level of service, including access to our resources and professionals. PCS maintains a select team of approximately 500 account executives in six regional offices.

    ASSET MANAGEMENT

    Our asset management department manages equity and fixed income assets for some of the leading corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high net-worth individuals in the US. With $19.5 billion under management at November 30, 2000, the asset management department provides its clients with diverse products, expertise and experience for enhancing investment returns by identifying, and capitalizing on, investment opportunities in the financial markets. Institutional and high-net-worth products include: large and small cap value equity and core equity; emerging markets fixed income; high yield fixed income; leveraged loan portfolios; cash management; alternative investment strategies, including hedge funds, private equity, venture capital and collateralized bond obligations; and wrap accounts.

    In addition, the asset management department serves individual investors through its management of The Bear Stearns Funds, a family of mutual funds which include: S&P STARS, Large Cap Value, Small Cap Value, The Insiders Select, Focus List, International Equity, Balanced, Income, High Yield Total Return, and The Emerging Markets Debt Portfolios.

    ADMINISTRATION AND OPERATIONS

    Administration and operations personnel, beside performing other functions, are responsible for processing of securities transactions; receipt, identification and delivery of funds and securities; internal financial controls; accounting functions; regulatory and financial reporting; office services; the custody of customer securities; and the overseeing of our margin accounts and correspondent organizations. The processing, settlement, and accounting for transactions for us, correspondent organizations, and the customers of correspondent organizations are handled by employees located in separate operations offices in New York City and Whippany, New Jersey and, to a lesser extent, in our offices worldwide.

    We execute our own and correspondent transactions on US exchanges and in the OTC market. We clear all of our domestic and international transactions (i.e., delivery of securities sold, receipt of securities purchased, and transfer of related funds) through our own facilities, unaffiliated commercial banks, other broker-dealers, and through memberships in various clearing corporations.

    INTERNATIONAL

    Outside the US, we, through our international subsidiaries, provide various services including investment banking, securities trading and brokerage and clearance activities to corporations, governments, institutions and individuals throughout the world. These international subsidiaries have memberships on various foreign securities and futures exchanges.

    BSIL is based in London and provides investors and issuers with a full range of products and services in both international and US equities, fixed income, exchange-traded futures and options, and foreign exchange. In addition, BSIL is a major sales and trading center within our global fixed income and equity-related derivative businesses. BSIL has a growing investment banking capability and is also enhancing its service to our growing clearance business in Europe.

    Bear Stearns Japan Ltd. ("BSJL"), based in Tokyo, serves the diverse needs of Japanese corporations, financial institutions and government agencies by offering a range of international fixed income and equity products as well as listed futures. BSJL also offers a range of derivative products within Japan with special focus on credit and equity derivatives. Mergers and acquisitions, corporate finance and restructuring services are also available for local and cross-border business.

    Bear Stearns Asia Limited ("BSAL"), based in Hong Kong, acts as the regional headquarters for our activities in the Asia-Pacific region, excluding Japan. This office provides equity and fixed income sales and trading, international equity research, and investment banking services to institutional and individual clients in Asia. The representative offices of Bear Stearns located in Beijing, Shanghai and Seoul support the efforts of BSAL.

    BSB, based in Dublin, allows our existing and prospective clients the choice of dealing with a banking counterparty. BSB also serves as a platform from which we direct our international banking activities, gaining easier access to worldwide markets, and thereby expanding our client base and product range. BSB engages in capital market activities with particular focus on the trading and sales of OTC interest rate derivative products.

    COMPETITION

    We encounter intense competition in all aspects of the securities business and compete directly with other securities firms--both domestic and foreign--many having substantially greater capital and resources and offering a wider range of financial services than we do. Besides competition from firms in the securities business, in recent years we have experienced increasing competition from other sources, such as commercial banks and insurance companies. We believe that the principal factors affecting competition involve the caliber and ability of professional personnel, the relative price of the service and products being offered, and the quality of service.

    REGULATIONS AND OTHER FACTORS AFFECTING THE COMPANY AND THE SECURITIES
     INDUSTRY

    The securities industry in the US is subject to extensive regulation under both federal and state laws. Moreover, Bear Stearns is registered as an investment adviser with the SEC. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, the Municipal Securities Rulemaking Board, and national securities exchanges such as the NYSE, which has been designated by the SEC as the primary regulator of certain of our subsidiaries, including Bear Stearns and BSSC. These self-regulatory organizations (i) adopt rules, subject to approval by the SEC, that govern the industry and (ii) conduct periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states where they conduct business.

    US broker-dealers are subject to regulations which cover all aspects of the securities business including: sales methods; trade practices; use and safekeeping of customer funds and securities; capital structures; recordkeeping; and the conduct of directors, officers and employees. The types of regulations to which investment advisers are subject include: recordkeeping; fee arrangements; client disclosure; and the conduct of directors, officers and employees. The mode of operation and profitability of broker-dealers or investment advisers may be directly affected by new legislation, changes in rules promulgated by the SEC and self-regulatory organizations, and changes in the interpretation or enforcement of existing laws and rules. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings that can result in censures, fines, the issuance of cease-and-desist orders, and the suspension or expulsion of a broker-dealer or an investment adviser, its officers or employees. The principal purpose of regulation and discipline of broker-dealers and investment advisers is the protection of customers and the securities markets, rather than the protection of creditors and stockholders of broker-dealers or investment advisers. On occasion our subsidiaries have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations, none of which, to date, has had a material adverse effect on us or our business.

    The Market Reform Act of 1990 (the "Market Reform Act") was adopted to strengthen the SEC's regulatory oversight of the national securities markets and to increase the efficacy and stability of such markets by, among other things:
(i) providing the SEC with discretion to halt securities trading on any national exchange for the protection of investors; (ii) requiring broker-dealers and other registrants to regularly provide information to the SEC regarding holding companies and other affiliated entities whose activities can impact their financial condition; (iii) requiring broker-dealers and other registrants who execute large-trade orders to provide information to the SEC regarding such transactions; and (iv) allowing the SEC to prosecute market participants who violate SEC rules and regulations designed to maintain fair and orderly markets. The SEC has adopted the Risk Assessment Reporting Requirements for Brokers and Dealers (the "Risk Assessment Rules") to implement the provisions of the Market Reform Act. The Risk Assessment Rules require that broker-dealers: (i) have an organizational chart; (ii) maintain risk-management procedures or standards for monitoring and controlling risks; (iii) maintain and preserve records and other information; and (iv) file quarterly reports covering the risk-management procedures and the financial and securities activities of the holding companies of broker-dealers, or broker-dealer affiliates or subsidiaries that are reasonably likely to have a material impact on the financial and operational condition of the broker-dealer.

    The Insider Trading and Securities Fraud Enforcement Act of 1988 was adopted to strengthen the SEC's ability to deter, detect, and punish insider trading by, among other things: (i) increasing civil penalties that can be assessed against controlling persons who purposefully or recklessly fail to take adequate measures to prevent insider trading; (ii) allowing the SEC to provide cash rewards to individuals who provide evidence of insider trading; (iii) affirming the government's ability to obtain criminal sanctions against those found guilty of insider trading; and (iv) requiring broker-dealers and investment advisors to establish and enforce written procedures reasonably designed to prevent the misuse of material, non-public information.

    The Government Securities Act of 1986 (the "Government Securities Act") was adopted to decrease volatility and increase investor confidence and liquidity in the government securities market by creating a coordinated and comprehensive regulatory structure for the market where none had previously existed. In particular, the Government Securities Act: (i) requires broker-dealers solely involved in government securities to register with the SEC; (ii) allows the Secretary of the Treasury to adopt rules regarding the custody, use, transfer, and control of government securities; and (iii) bestows upon the SEC the authority to enforce such rules as to broker-dealers and other SEC registrants.

    The futures industry in the US is subject to regulation under the Commodity Exchange Act, as amended. The CFTC is the federal agency charged with the administration of the Commodity Exchange Act and the regulations thereunder. Bear Stearns and BSSC are registered with the CFTC as futures commission merchants and are subject to regulation as such by the CFTC and various domestic boards of trade and other futures exchanges. Bear Stearns' and BSSC's futures business is also regulated by the NFA, a not-for-profit membership corporation, which has been designated a registered futures association by the CFTC.

    As registered broker-dealers and member firms of the NYSE, both Bear Stearns and BSSC are subject to the Net Capital Rule (Rule 15c3-1) (the "Net Capital Rule") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which has been adopted through incorporation by reference in NYSE
Rule 325. The Net Capital Rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the general financial integrity and liquidity of broker-dealers and requires that at least a minimal portion of assets be kept in relatively liquid form.

    Bear Stearns and BSSC are also subject to the net capital requirements of the CFTC and various futures exchanges, which generally require Bear Stearns and BSSC to maintain minimum net capital equal to the greater of the alternative net capital requirement provided for under the Exchange Act or 4% of the funds required to be segregated under the Commodity Exchange Act and the regulations promulgated thereunder.

    Compliance with the Net Capital Rule could limit those operations of Bear Stearns and/or BSSC that require significant capital usage, such as underwriting, trading and the financing of customer margin-account debit balances. The Net Capital Rule could also restrict our ability to withdraw capital from Bear Stearns or BSSC, which in turn could limit our ability to pay dividends, pay interest, repay debt, or redeem or purchase shares of our outstanding capital stock. Additional information regarding net capital requirements is set forth in Footnote 7, entitled "Regulatory Requirements" in our Annual Report on Form 10-K for the fiscal year ended November 30, 2000. See "Where You Can Find More Information" and "General Information."

    Bear Stearns and BSSC are members of the Securities Investor Protection Corporation ("SIPC"), which provides insurance protection for customer accounts held by these entities of up to $500,000 for each customer, subject to a limitation of $100,000 for cash balance claims in the event of the liquidation of a broker-dealer. In addition, all BSSC security accounts are fully protected by an excess securities bond, issued by the Travelers Casualty and Surety Company, up to the amount of total net equity (both cash and securities) in excess of the underlying SIPC protection.

    The activities of our bank and trust company subsidiary, CTC, are regulated by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation ("FDIC"). FDIC regulations applicable to CTC limit the extent to which CTC and Bear Stearns may have common directors or may share physical facilities. FDIC regulations require certain disclosures in connection with joint advertising or promotional activities conducted by Bear Stearns and CTC. Such regulations also restrict certain activities of CTC in connection with the securities business of Bear Stearns. The Competitive Banking Act limits
(i) an expansion in the scope of the activities of CTC, (ii) the cross-marketing of certain services with its affiliates and (iii) the use of overdrafts at Federal Reserve banks on behalf of affiliates.

    BSIL is a full service broker-dealer based in London and is a member of the Eurex, IPE, LCE, LIFFE, OMLX, MATIF and LCH. Another London subsidiary, Bear, Stearns International Trading Limited ("BSIT"), is a market-maker in various non-dollar denominated equity securities and is a member of the London Stock Exchange. BSIL and BSIT are subject to the United Kingdom Financial Services Act 1986, which governs all aspects of the investment business in the United Kingdom including: regulatory capital, sales and trading practices, use and safekeeping of customer funds, securities recordkeeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures. BSIL and BSIT are supervised by and are regulated in accordance with the rules of the SFA.

    BSJL is a Tokyo broker-dealer registered with the Japanese Ministry of Finance. BSJL has a membership on the Tokyo Stock Exchange, TIFFE and the Osaka Stock Exchange. Bear Stearns Hong Kong Ltd. is a member of the Securities and Futures Commission and sells US futures to retail customers. BSAL is a member of the Shanghai Stock Exchange and the Stock Exchange of Hong Kong. Bear Stearns Singapore Pte. Limited is a broker-dealer registered with the Monetary Authority of Singapore and sells fixed income and equity securities, including derivatives, to institutional investors in Singapore, Southeast Asia, Australia and New Zealand.

    BSB is an Dublin-based bank incorporated in 1996 and subsequently granted a banking license under the Irish Central Bank Act, 1971.

    Our principal business activities, investment banking, securities trading and brokerage, are, by their nature, highly competitive and subject to various risks, in particular, volatile trading markets and fluctuations in the volume of market activity. Consequently, our net income and revenues have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors, including securities market conditions, the level and volatility of interest rates, competitive conditions, liquidity of global markets, international and regional political events, regulatory developments and the size and timing of transactions. These and other factors can affect our volume of security new-issues, mergers and acquisitions, and business restructurings; the stability and liquidity of securities and futures markets; and ability of issuers, other securities firms and counterparties to perform on their obligations. Decrease in the volume of security new-issues, mergers and acquisitions or restructurings generally results in lower revenues from investment banking and, to a lesser extent, reduced principal transactions. A reduced volume of securities and futures transactions and reduced market liquidity generally results in lower revenues from principal transactions and commissions. Lower price levels for securities may result in a reduced volume of transactions, and may also result in losses from declines in the market value of securities held in proprietary trading and underwriting accounts. In periods of reduced sales and trading or investment banking activity, profitability may be adversely affected because certain expenses remain relatively fixed.

    Our securities trading, derivatives, arbitrage, market-making, specialist, leveraged lending, leveraged buyout and underwriting activities are conducted by us on a principal basis and expose us to significant risk of loss. Such risks include market, counterparty credit, and liquidity risks.

    Unless otherwise noted, all information contained under "Description of the Company" is as of November 30, 2000.

                  CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Cadwalader, Wickersham & Taft, special tax counsel to us, the following discussion summarizes certain US federal income tax consequences of the purchase, beneficial ownership and disposition of Notes. Except as provided below under "--Federal Income Tax Consequences to Non-US Holders," this summary deals only with a Holder that is:

    - a citizen or resident of the United States;

    - a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof (including the District of Columbia);

    - an estate whose income is subject to US federal income taxation regardless of its source; or

    - a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "US Holder").

As used in this summary, the term "Non-US Holder" means a Holder that is not a "US Holder."

    An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

    This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only Holders that purchase Notes at initial issuance and own Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as life insurance companies, retirement plans, regulated investment companies, securities dealers, expatriates or investors whose functional currency is not the US dollar). Persons considering the purchase of Notes should consult their own tax advisors concerning the application of US federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.

FEDERAL INCOME TAX CONSEQUENCES TO US HOLDERS

    TREATMENT OF INTEREST

    Stated interest on the Notes will be taxable to a US Holder as ordinary interest income as the interest accrues or is paid (in accordance with the US Holder's method of tax accounting).

    TREATMENT OF DISPOSITIONS OF NOTES

    Upon the sale, exchange, retirement or other taxable disposition of a Note, a US Holder will recognize gain or loss equal to the difference between the amount received (other than amounts in respect of accrued and unpaid interest, which will be taxable as such) and the adjusted tax basis of the Note. A US Holder's tax basis in a Note will be, in general, such US Holder's cost therefor. Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the Note had been held for more than one year.

FEDERAL INCOME TAX CONSEQUENCES TO NON-US HOLDERS

    The following is a summary of the US federal income tax consequences generally applicable to Non-US Holders of the Notes. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Note will be considered "US trade or business income" if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States, or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

    TREATMENT OF INTEREST

    A Non-US Holder will not be subject to US federal income or withholding tax in respect of interest income on the Notes if:

    - the interest is not US trade or business income;

    - the Non-US Holder provides an appropriate statement on IRS Form W-8BEN or Form W-8IMY, as the case may be, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-US Holder and stating, among other things, that the Non-US Holder is not a United States person; and

    - the Non-US Holder is not a "10-percent shareholder" or a "related controlled foreign corporation" with respect to the Company (as specially defined for US federal income tax purposes).

If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement accompanied by a copy of the IRS Form W-8BEN or Form W-8IMY provided by the beneficial owner to the organization or institution.

    To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the Notes, unless an income tax treaty reduces or eliminates such tax or unless the interest is US trade or business income and the Non-US Holder provides an appropriate statement to that effect. In the latter case, such Non-US Holder generally will be subject to US federal income tax with respect to all income from the Notes in the same manner as US Holders, as described above. Additionally, in such event, Non-US Holders that are corporations could be subject to a branch profits tax on such income as well.

    TREATMENT OF DISPOSITIONS OF NOTES

    Generally, a Non-US Holder will not be subject to federal income tax on any amount which constitutes capital gain upon the sale, exchange, retirement or other disposition of a Note unless such Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or unless the gain is US trade or business income. In the latter event, generally Non-US Holders will be subject to US federal income tax with respect to such gain in the same manner as US Holders, as described above. Additionally, in such event, Non-US Holders that are corporations could be subject to a branch profits tax on such income as well.

    TREATMENT OF NOTES FOR US FEDERAL ESTATE TAX PURPOSES

    A Note will not be subject to US federal estate tax, provided the Non-US Holder is not at the time of death a "10-percent shareholder" of the Company (as specially defined for US federal income tax purposes) and payments of interest on such Notes would not have been considered US trade or business income.

US INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    Under certain circumstances, the Code requires "information reporting" annually to the Internal Revenue Service (the "IRS") and to each Holder and "backup withholding" at a rate of 31% with respect to certain payments made on or with respect to the Notes. Backup withholding and information reporting generally do not apply with respect to certain Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. Backup withholding will apply to a non-exempt US Holder only if the US Holder:

    - fails to furnish its Taxpayer Identification Number ("TIN"), which for an individual would be his or her Social Security Number;

    - furnishes an incorrect TIN;

    - is notified by the IRS that it has failed to properly report payments of interest and dividends; or

    - under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. The application for exemption is available by providing a properly completed IRS Form W-9.

    A Non-US Holder that provides an IRS Form W-8BEN or Form W-8IMY, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-US Holder and stating that the Non-US Holder is not a United States person will not be subject to IRS reporting requirements and US backup withholding. An IRS Form W-8BEN generally is required from the beneficial owners of interests in a Non-US Holder that is treated as a partnership or disregarded entity for US federal income tax purposes.

    The payment of the proceeds on the disposition of a Note by a Holder to or through the US office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the Holder either certifies its status as a Non-US Holder under penalties of perjury on IRS Form W-8BEN or Form W-8IMY (as described above) or otherwise establishes an exemption. The payment of the proceeds on the disposition of a Note by a Non-US Holder to or through a non-US office of a non-US broker will not be subject to backup withholding or information reporting unless the non-US broker is a "US related person" (as defined below). The payment of proceeds on the disposition of a Note by a Non-US Holder to or through a non-US office of a US broker or a US related person generally will be subject to information reporting and backup withholding unless the Holder certifies its status as a Non-US Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-US Holder's foreign status and the broker has no actual knowledge to the contrary.

    For this purpose, a "US related person" is:

    - a "controlled foreign corporation" (as specially defined for US federal income tax purposes);

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a US trade or business; or

    - a foreign partnership if, at any time during its tax year, one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a US trade or business.

    Backup withholding is not an additional tax and may be refunded (or credited against the Holder's US federal income tax liability, if any), provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-US Holder is a resident under the provisions of an applicable income tax treaty or agreement.

STATE, LOCAL AND FOREIGN TAXES

    Holders should consult their tax advisors with respect to state, local and foreign tax considerations relevant to an investment in Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement dated April 20, 2001 (the "Underwriting Agreement") between us and the Underwriters named below, we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally, and not jointly, agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

                                                               PRINCIPAL
                                                                 AMOUNT
UNDERWRITER                                                     OF NOTES
-----------                                                   ------------
Bear, Stearns & Co. Inc. ...................................  $206,250,000
Bear, Stearns International Limited ........................  $206,250,000
Banc One Capital Markets, Inc. .............................  $187,500,000
Chase Securities, Inc.......................................  $ 37,500,000
Fleet Securities, Inc.......................................  $ 37,500,000
Mellon Financial Markets, LLC...............................  $ 37,500,000
Wells Fargo Brokerage Services, LLC.........................  $ 37,500,000
                                                              ------------
    Total...................................................  $750,000,000
                                                              ============

    The Underwriters have advised us that they propose to offer some or all of the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and any balance to certain dealers at a price that reflects concessions not in excess of 0.250% of the principal amount of the Notes. Such dealers may reallow a concession to other dealers not in excess of 0.200% of the principal amount of the Notes. After the initial offering to the public, the public offering price and other selling terms may be changed. The Underwriting Agreement provides that we will pay as underwriters' compensation the amounts set forth as underwriting discount on the table on the cover page of this prospectus supplement. The expenses of the offering of the Notes are estimated to be approximately $300,000.

    In the event of default by one or more Underwriters, the Underwriting Agreement provides that in certain circumstances other underwriters may be substituted or the commitment of each non-defaulting Underwriter may be increased up to 10%. However, if the default involves more than 10% of the aggregate principal amount of the Notes, the Underwriting Agreement may be terminated.

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Notes if any are purchased. The Underwriters reserve the right to withdraw, cancel or modify the offering, and to reject orders in whole or in part.

    Bear Stearns is acting as Global Coordinator and BSIL as the International Coordinator for the offering of the Notes. The Underwriters propose initially to offer the Notes for sale in the United States and in those jurisdictions in Europe and Asia where it is legal to make such offers. All Notes to be sold to purchasers in Europe will be sold through BSIL, as the International Coordinator. However, no action has been or, except in connection with the application for the Notes to be admitted to the Official List of the UK Listing Authority, will be taken in any jurisdiction by the Underwriters or us that would permit a public offering of the Notes or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction, other than the United States, where, or in any circumstances in which, action for that purpose is required.

    Each Underwriter has represented and agreed that:

        (a) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom, prior to the earlier of the expiry of the period of six months from the Settlement Date and the admission of the Notes to listing in accordance with Part IV of the Financial Services Act

    1986, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended or the Financial Services Act 1986;

        (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

        (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act 1986, to a person who is of a kind described in
    Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended or is a person to whom the document may otherwise lawfully be issued or passed on.

    Each Underwriter has agreed that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it offers, sells or delivers any of the Notes or possesses or distributes this prospectus supplement and the accompanying prospectus and will obtain any consent, approval or permission which is (to the best of its knowledge and belief) required by it for the purchase, offer, sale or delivery by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither we nor any other Underwriter shall have any responsibility therefor.

    You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

    The Notes are a new issue of securities with no established trading market. Although we intend to cause the Notes to be admitted to the Official List of the UK Listing Authority, no guarantees can be given that the application will be approved, and we do not intend to apply for listing of the Notes on a national securities exchange in the United States. We have been advised by Bear Stearns that, following completion of the offering of the Notes, Bear Stearns and its affiliates and certain of the other Underwriters intend to make a market in the Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market.

    All secondary trading in the Notes will settle in same day funds. See "Description of the Notes--Book-Entry, Delivery and Form--Global Clearance and Settlement Procedures."

    It is expected that delivery of the Notes will be made against payment therefor on or about April 27, 2001, which is the fifth business day following the date hereof (such settlement cycle being herein referred to as "T+5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes executed on the date of pricing may be affected by the T+5 settlement.

    The Underwriting Agreement provides that we will indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

    Bear Stearns and BSIL, in their capacity as Underwriters, have committed to purchase from us 55% of the principal amount of the Notes being underwritten by the Underwriters, on the same basis as the other Underwriters. Bear Stearns and BSIL are our wholly-owned subsidiaries. To the extent that part or all of the Notes so purchased by Bear Stearns or BSIL are not resold by them at the initial offering price, the funds derived from our sale of the Notes on a consolidated basis may be reduced, because we will not derive any additional funds from Notes purchased by Bear Stearns or BSIL and not resold. Bear Stearns and BSIL intend to resell any Notes that they are unable to resell from time to time, at prevailing market prices, subject to applicable prospectus delivery and other legal requirements.

    Certain of the Underwriters and their affiliates engage from time to time in general financing and banking transactions with us and our affiliates. In addition, the Trustee is an affiliate of Chase Securities Inc., one of the Underwriters.

    The offer and sale of the Notes in respect of which this prospectus supplement is delivered complies with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD regarding underwriting securities of an affiliate of an NASD member.

    In order to facilitate the offering of the Notes, Bear Stearns, in its capacity as Global Coordinator of the offering of the Notes, may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level which might not otherwise prevail in the open market. Specifically, Bear Stearns, on behalf of the Underwriters, may over-allot or otherwise create a short position in the Notes for the account of the Underwriters by selling more Notes than have been sold to us. Bear Stearns, on behalf of the Underwriters, may elect to cover any such short position by purchasing Notes in the open market. In addition, Bear Stearns, on behalf of the Underwriters, may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales of Notes. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

    Bear Stearns will make the Notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Bear Stearns and its customers and is not a party to any transactions. We do not believe that Market Axess Inc. will function as our underwriter or agent of the issuer, nor do we believe that Market Axess Inc. will act as a broker for any customer of Bear Stearns. Market Axess Inc., a registered broker-dealer, will receive compensation from Bear Stearns based on transactions Bear Stearns conducts through the system. Bear Stearns will make the Notes available to its customers through the Internet distributions, whether through a proprietary or third-party system, on the same terms as distributions made through other channels.

                                 LEGAL MATTERS

    The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft, New York, New York, U.S.A. Certain legal matters will be passed upon for the Underwriters by Kramer Levin Naftalis & Frankel LLP, New York, New York, U.S.A. Certain legal matters relating to the laws of England and Wales are being passed upon for us by Cadwalader, Wickersham & Taft, London, England, and for the Underwriters by Allen & Overy, London, England.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated by reference in this prospectus supplement from our 2000 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              GENERAL INFORMATION

    We are incorporated with shares and limited liability under the laws of the State of Delaware, the United States. Our registered office is at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, USA. Our principal executive office is 245 Park Avenue, New York, New York 10167, USA.

    So long as the Notes are outstanding, copies of the following documents will be available from our principal executive office and from the specified offices of the paying agents in London:

        (i) our Certificate of Incorporation and By-laws;

        (ii) our published audited consolidated financial statements contained in our Annual Report on Form 10-K for the two fiscal years ended
    November 30, 2000 and June 30, 1999;

        (iii) our published unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the three month period ended February 23, 2001;

        (iv) the Underwriting Agreement and the Indenture;

        (v) a copy of this prospectus supplement and accompanying prospectus;

        (vi) the written agreement of Cadwalader, Wickersham & Taft referred to below; and

        (vii) any other documents incorporated herein by reference.

    Our consolidated financial statements for the fiscal year ended
November 30, 2000, the five-month period ended November 26, 1999 and fiscal years ended June 30, 1999 and 1998 were audited, without qualification, by Deloitte & Touche LLP, 2 World Financial Center, New York, New York 10281, U.S.A., independent certified public accountants, in accordance with auditing standards generally accepted in the United States.

    Cadwalader, Wickersham & Taft have given and have not withdrawn their written agreement to the inclusion of their tax summary in this prospectus supplement in the form and context in which it appears.

    Other than as disclosed or contemplated herein, there has been no material change in our financial or trading position or material adverse change in our financial position or prospects since November 30, 2000.

    In the normal course of our business, we have been named as defendant in numerous civil actions arising out of our activities as broker and dealer in securities, as an underwriter, as an investment banker, as employer or arising out of alleged employee misconduct. Several of these actions are class actions that allege damages in large or indeterminate amounts. Although the ultimate outcome of these actions cannot be ascertained at this time, it is the opinion of our management, after consultation with relevant counsel, that the resolution of these actions will not have a material effect on our consolidated financial condition; such resolution may, however, have a material effect on the operating results in any future period, depending upon the level of such results in such period.

    The Notes have been assigned Euroclear and Clearstream Common Code 12870361, International Security Identification Number (ISIN) US073902BX55 and CUSIP
No. 073902BX5.

                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                        THE BEAR STEARNS COMPANIES INC.
                                245 Park Avenue
                            New York, New York 10167
                                      USA

                 TRUSTEE, REGISTRAR AND PRINCIPAL PAYING AGENT

                            THE CHASE MANHATTAN BANK
                              450 West 33rd Street
                            New York, New York 10001
                                      USA

                        PAYING AGENT AND TRANSFER AGENT

                            THE CHASE MANHATTAN BANK
                                 Trinity Towers
                              9 Thomas More Street
                                 London E1 9YT
                                    England

                                 LEGAL ADVISERS

      To the Underwriters as to US Law                  To the Company as to US Law
     KRAMER LEVIN NAFTALIS & FRANKEL LLP               CADWALADER, WICKERSHAM & TAFT
              919 Third Avenue                                100 Maiden Lane
          New York, New York 10022                       New York, New York 10038
                     USA                                            USA

    To the Underwriters as to English Law            To the Company as to English Law
                ALLEN & OVERY                          CADWALADER, WICKERSHAM & TAFT
               One New Change                       55 Gracechurch Street, First Floor
               London EC4M 9QQ                                London EC3V 0EE
                   England                                        England

                            AUDITORS OF THE COMPANY

                             DELOITTE & TOUCHE LLP
                            2 World Financial Center
                            New York, New York 10281
                                      USA

                  LISTING AGENT AND INTERNATIONAL COORDINATOR

                      BEAR, STEARNS INTERNATIONAL LIMITED
                               One Canada Square
                                 London E14 5AD
                                    England

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    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY
INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CURRENT AS OF APRIL 20, 2001 AND THE INFORMATION IN THE ACCOMPANYING PROSPECTUS IS CURRENT AS OF JANUARY 11, 2001.

                                 --------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
             PROSPECTUS SUPPLEMENT
Forward-Looking Statements............     S-3
Certain Definitions...................     S-3
Where You Can Find More Information...     S-4
Summary of the Offering...............     S-5
Ratio of Earnings to Fixed Charges....     S-8
The Bear Stearns Companies Inc........     S-8
Use of Proceeds.......................    S-11
Capitalization........................    S-12
Selected Consolidated Financial
  Data................................    S-13
Description of the Notes..............    S-15
Description of the Company............    S-24
Certain US Federal Income Tax
  Considerations......................    S-38
Underwriting..........................    S-42
Legal Matters.........................    S-44
Experts...............................    S-45
General Information...................    S-45

                   PROSPECTUS
Where You Can Find More Information...       3
Certain Definitions...................       4
The Bear Stearns Companies Inc........       4
Use of Proceeds.......................       5
Ratio Information.....................       5
Description of Debt Securities........       6
Description of Warrants...............      13
Limitations on Issuance of Bearer Debt
  Securities and Bearer Warrants......      16
Description of Preferred Stock........      17
Description of Depositary Shares......      20
Book-Entry Procedures and Settlement..      24
Plan of Distribution..................      25
ERISA Considerations..................      27
Experts...............................      28
Validity of the Securities............      28

                                 US$750,000,000

                                THE BEAR STEARNS
                                 COMPANIES INC.
                                  6.50% GLOBAL
                                 NOTES DUE 2006

                       ----------------------------------
                             PROSPECTUS SUPPLEMENT
                       ----------------------------------

                            BEAR, STEARNS & CO. INC.
                      BEAR, STEARNS INTERNATIONAL LIMITED
                         BANC ONE CAPITAL MARKETS, INC.
                             FLEET SECURITIES, INC.
                                    JPMORGAN
                         MELLON FINANCIAL MARKETS, LLC
                      WELLS FARGO BROKERAGE SERVICES, LLC

                                 APRIL 20, 2001

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